EXHIBIT 99.(E)

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $.0001, of Learning Tree International, Inc., a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings. As contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

Dated as of February 19, 2003.	DCMA Holdings, L.P.

	By:	/s/ MARY C. COLLINS
	Name	Mary C. Collins
	Title	General Partner

The Pegasus Foundation

	By:	/s/ DAVID C. COLLINS
	Name	David C. Collins
	Title	Trustee

/s/ DAVID C. COLLINS
David C. Collins

/s/ MARY C. ADAMS
Mary C. Adams

The Collins Family Foundation

	By:	/s/ MARY C. COLLINS
	Name	Mary C. Collins
	Title	President